As filed with the Securities and Exchange Commission on September 22, 2015.
Registration No. 333-
_____________________________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S‑8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________
WashingtonFirst Bankshares, Inc.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	11921 Freedom Drive, Suite 250 Reston, Virginia 20190 (Address of principal executive offices)	26-4480276 (I.R.S. Employer Identification No.)

1st Portfolio Holding Corporation 2009 Stock Incentive Plan
(Full title of Plan)

Shaza L. Andersen
Chief Executive Officer
WashingtonFirst Bankshares, Inc.
11921 Freedom Drive, Suite 250
Reston, Virginia 20190
(703) 840-2420

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Mark W. Jones, Esq. Troutman Sanders LLP 1001 Haxall Point Richmond, VA 23219 (804) 697-1294	Richard D. Horn General Counsel WashingtonFirst Bankshares, Inc. 11921 Freedom Drive, Suite 250 Reston, Virginia 20190 (703) 840-2421
____________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company:

Large accelerated filer 	Accelerated filer ☒
Non-accelerated filer 	Smaller reporting company 

____________
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(2)(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common stock, $.01 par value per share	65,706 shares	$13.69	$899,515	$105

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, $.01 par value per share (the “Common Stock”) that become issuable in respect of the securities identified in this table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)
Pursuant to the Agreement and Plan of Reorganization dated as of May 13, 2015 (the “Merger Agreement”), by and among the Registrant, 1st Portfolio Holding Corporation (“FP Holding”), and John Oswald, solely in his capacity as the FP Representative, the Registrant has assumed all of the outstanding options to purchase common stock of FP Holding granted under the 1st Portfolio Holding Corporation 2009 Stock Incentive Plan, as amended. Such options have been converted into options to purchase Common Stock of the Registrant, with appropriate adjustments to the number of shares and exercise price of each assumed option to reflect the exchange ratio at which FP Holding common stock was converted into the Common Stock pursuant to the Merger Agreement.
(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act, based on the weighted average price per share of Common Stock at which the assumed options outstanding under the Plan may be exercised.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed to register the common stock, $.01 par value per share (the “Common Stock”) of WashingtonFirst Bankshares, Inc. (the “Registrant”), issuable pursuant to the Registrant’s assumption of the 1st Portfolio Holding Corporation 2009 Stock Incentive Plan, as amended (the “Plan”), and certain options granted under the Plan, which options and Plan were assumed by the Registrant in connection with its acquisition of 1st Portfolio Holding Corporation (“FP Holding”), which was completed on July 31, 2015.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the Plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the SEC or its staff a copy or copies of all of the documents included in such file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed by the Registrant with the SEC are incorporated by reference into this Registration Statement:

▪	The Registrant’s annual report on Form 10-K for the year ended December 31, 2014, filed on March 16, 2015;

▪
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the annual report referred to above; and

▪
The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed, on December 20, 2012, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold (other than information that is furnished rather than filed in accordance with SEC rules), will be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Certain legal matters with respect to the validity of the Common Stock registered hereby have been passed upon for the Registrant by Richard D. Horn, General Counsel and Corporate Secretary of the Registrant. Mr. Horn is employed by the Registrant, and owns or has rights to acquire an aggregate of less than 1% of the Registrant’s Common Stock.
Item 6.    Indemnification of Directors and Officers.
In accordance with the provisions of the Virginia Stock Corporation Act, the articles of incorporation of the Registrant contain provisions eliminating the personal liability of the directors to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law. By virtue of these provisions, under current law, a director of the Registrant will not be personally liable for monetary damages for breach of his or her fiduciary duty if the director conducted himself or herself in good faith and believed (i) in the case of conduct in his or her official capacity with the Registrant, that his or her conduct was in its best interest; and (ii) in all other cases, that his or her conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. The Virginia Stock Corporation Act further provides that the Registrant may not indemnify a director if the director was adjudged liable for receiving an improper personal benefit in a proceeding charging the director of receiving an improper personal benefit.
The Registrant’s articles of incorporation also provide, consistent with the provisions of the Virginia Stock Corporation Act, that the Registrant shall indemnify and may, under certain circumstances, contract in advance to indemnify, any director or officer of the Registrant as and to the fullest extent permitted by law, who is or was a party to any proceeding by reason of the fact that he or she is or was such a director or officer or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Registrant may also, under certain circumstances, indemnify or contract in advance to indemnify any person who is or was a party to any proceeding by reason of the fact that he or she is or was an employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. In addition, the Registrant shall indemnify a director or officer who entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the Registrant against reasonable expenses incurred by such director in connection with the proceeding. The articles of incorporation provide further that if these provisions are repealed or modified, such repeal or modification will not adversely affect any right or protection of a director existing at the time of such repeal or modification.
Indemnification pursuant to the Registrant’s articles of incorporation shall not be deemed exclusive of any other rights to which such persons may be entitled under any agreement, the authorization of shareholders or disinterested directors or otherwise. The Registrant may also purchase insurance for the purpose of indemnifying any directors, officers and other persons to the extent that such indemnification is allowed by the articles of incorporation or otherwise. The Registrant and WashingtonFirst Bank, its wholly owned subsidiary, have obtained such insurance. Management believes that the provisions described above are necessary to attract and retain qualified individuals to serve as directors and officers of the Registrant and WashingtonFirst Bank.
The Registrant’s articles of incorporation are filed as an exhibit to this Registration Statement.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.
Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this item.
Item 9.     Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act

of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on September 21, 2015.

WASHINGTONFIRST BANKSHARES, INC.
By: /s/ Shaza L. Andersen
Name:	Shaza L. Andersen
Title:	Chief Executive Officer

Powers of attorney
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Shaza L. Andersen, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on September 21, 2015.

Signature	Title	Date

/s/ Shaza L. Andersen	Chief Executive Officer	September 21, 2015
Shaza L. Andersen	(principal executive officer)

/s/ Matthew R. Johnson	Chief Financial Officer (principal financial officer and	September 21, 2015
Matthew R. Johnson	principal accounting officer)

/s/ Charles E. Andrews	Director	September 21, 2015
Charles E. Andrews

/s/ Joseph S. Bracewell	Chairman of the Board	September 21, 2015
Joseph S. Bracewell

/s/ George W. Connors, IV	Director	September 21, 2015
George W. Connors, IV

/s/ Josephine S. Cooper	Director	September 21, 2015
Josephine S. Cooper

	Director	September 21, 2015
Hon. John H. Dalton

	Director	September 21, 2015
Donald W. Fisher, Ph.D

/s/ Richard D. Horn	Director	September 21, 2015
Richard D. Horn

/s/ John J. Mahoney	Director	September 21, 2015
John J. Mahoney

/s/ Juan A. Mencia	Director	September 21, 2015
Juan A. Mencia

/s/ Caren D. Merrick	Director	September 21, 2015
Caren D. Merrick

/s/ Larry D. Meyers Larry D. Meyers	Director	September 21, 2015

/s/ Mark C. Michael	Director	September 21, 2015
Mark C. Michael

/s/ Madhu K. Mohan, M.D.	Director	September 21, 2015
Madhu K. Mohan, M.D.

	Director	September 21, 2015
Kenneth Morrissette

/s/ James P. Muldoon	Director	September 21, 2015
James P. Muldoon

/s/ William C. Oldaker	Director	September 21, 2015
William C. Oldaker

/s/ Jon M. Peterson	Director	September 21, 2015
Jon M. Peterson

/s/ Randall S. Peyton, M.D.	Director	September 21, 2015
Randall S. Peyton, M.D.

/s/ Hon. Joe R. Reeder	Director	September 21, 2015
Hon. Joe R. Reeder

	Director	September 21, 2015
William G. Reilly

/s/ Gail R. Steckler	Director	September 21, 2015
Gail R. Steckler

/s/ Gen. (Ret.) Johnnie E. Wilson	Director	September 21, 2015
Gen. (Ret.) Johnnie E. Wilson

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1
Articles of Incorporation of the Registrant filed February 25, 2009, as amended (filed as Exhibit 3.1 to Form 8-K filed with the SEC by the Registrant on December 21, 2012 and incorporated herein by reference)

3.2
Articles of Amendment to the Articles of Incorporation of the Registrant filed January 28, 2013 (filed as Exhibit 3.1 to Form 8-K filed with the SEC by the Registrant on February 6, 2013 and incorporated herein by reference)

3.3
Bylaws of the Registrant adopted February 25, 2009 (included as Exhibit 3.7 to the Registration Statement on Form S-4 filed with the SEC by the Registrant on August 13, 2012 and incorporated herein by reference)

5.1*	Opinion of Richard D. Horn as to the legality of the securities being offered
23.1*	Consent of Richard D. Horn (included in the opinion filed as Exhibit 5.1)
23.2*	Consent of BDO USA, LLP
24.1 99.1*
Power of Attorney of Directors and Officers of the Registrant, included on the signature page of this Form S-8 and incorporated herein by reference
1st Portfolio Holding Corporation 2009 Stock Incentive Plan, as amended

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* Filed herewith.